Exhibit 10.3

STOCK UNIT AGREEMENT

pursuant to

THE RYLAND GROUP, INC.

2008 EQUITY INCENTIVE PLAN

This STOCK UNIT AGREEMENT (the “Agreement”) is dated as of               , 200_, by and between The Ryland Group, Inc. (the “Corporation”), and                              (the “Executive”).

NOW, THEREFORE, the Corporation and the Executive agree as follows:

1.                                       Grant of Awards.

The Corporation grants to the Executive an award of                    Stock Units (the “Award”) pursuant to Section 6 of the 2008 Equity Incentive Plan (the “Plan”).

2.                                       Vesting of Awards.

Vesting of the Award is contingent upon the Corporation generating $ 100 million or more of net cash provided by operating activities as contained within the Corporation’s Consolidated Statements of Cash Flows for the fiscal year 2008 (“2008 Cash Flow”).  If 2008 Cash Flow is less than $100 million, for each $1 million of net cash provided by operating activities below $100 million generated by the Corporation in fiscal year 2008, there is a corresponding reduction of one percent of the amount of the Award (e.g., if 2008 Cash Flow of $25 million is achieved, the Executive would only vest in 25 percent of the Award), and the remainder of the Award is forfeited and cancelled.  If 2008 Cash Flow is negative, the Award shall be forfeited in its entirety.

Subject to any reduction of the Award pursuant to the prior paragraph of this Section 2, the Award shall become vested and payable in three pro rata installments in accordance with the following vesting schedule provided that the Executive is employed by the Corporation on the applicable Vesting Date:

VESTING DATE	VESTING

, 200	Stock Units
, 200	Stock Units
, 200	Stock Units

If the Executive terminates employment with the Corporation for any reason prior to any Vesting Date, the unvested installments of the Award are immediately forfeited and cancelled.

3.                                       Change in Control.

Consistent with Section 7(d) of the Plan, any outstanding unvested Stock Units shall vest and be immediately paid to the Executive upon the occurrence of a Change in Control (as defined below and in the Plan).  A “Change in Control” shall take place on the date of the earlier to occur of any of the following events:

a)                                      The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

b)                                     The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

c)                                      During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

d)                                     Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

For purposes of this Award, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Internal Revenue Code Section 409A.

4.                                       Payment of Stock Units.

Upon the vesting of Stock Units in accordance with this Agreement, the number of Stock Units which become vested (the “Vested Number of Stock Units”) are paid to the Executive in a number of shares of Common Stock of the Corporation equal to 50% of the Vested Number of Stock Units and a cash amount equal to the Fair Market Value (as defined in the Plan) of the remaining unpaid amount of 50% of the Vested Number of Stock Units.  Upon payment, the vested and paid Stock Units are automatically deemed fully paid and cancelled.

5.                                       Cash Dividend Equivalents.

On each cash dividend payment date with respect to Common Stock, the Executive shall receive a cash dividend equivalent payment equal to the product of (i) the per-share cash dividend amount payable with respect to each share of Common Stock on that date and (ii) the total number of Stock Units which have not been vested, paid or cancelled as of the record date corresponding to such dividend payment date.

6.                                       Delivery of Stock Certificate.

The stock certificate for shares of Common Stock issued to the Executive in payment of any vested Stock Units shall be delivered to the Executive on or about the applicable Vesting Date.

7.                                       Rights of Executive With Respect to Stock Units.

The Executive shall have no rights as a stockholder with respect to any unvested Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment.  The Executive’s rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Corporation until the Stock Units vest and are paid to the Executive.

8.                                       Adjustments.

The number of Stock Units shall automatically adjust in accordance with, and be consistent with, the terms of any stock dividend, stock split, combination or similar transaction consistent with Section 7(c) of the Plan.

9.                                       Dispute Resolution.

Either the Executive or the Corporation may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be conducted before a panel of three arbitrators sitting in a location agreed to by the Corporation and the Executive within 50 miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction.  To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Corporation of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements.

10.                                 Stock Units Subject to Terms and Conditions of the Plan.

The Stock Units and all shares of Common Stock issued with respect to Stock Units are subject to the terms and conditions of the Plan, which are incorporated herein by this reference.  This Agreement is subject to the terms of the Plan, and wherever any conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

The Corporation agrees by offering this grant of Stock Units and the Executive agrees by acceptance of this grant of Stock Units that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Executive in connection with this grant of Stock Units.

THE RYLAND GROUP, INC.

By:
Robert J. Cunnion, III
Senior Vice President, Human Resources

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